Exhibit 99.B(d)(4)

ASSET ALLOCATION SUB-ADVISORY AGREEMENT

This Asset Allocation Sub-Advisory Agreement dated December 7, 2009 (“Agreement”) is entered by and between Morningstar Associates, LLC, a Delaware limited liability company (“Lead Sub-Adviser”), and Pax World Management Corp., a corporation (“Pax”), investment adviser for the various series of Pax World Funds Series Trust I (“Pax World Funds”) which are registered under the Investment Company Act of 1940 (the “1940 Act”) as open-end management investment companies.

WHEREAS, Pax has entered into an Investment Advisory Agreement dated December 7, 2009 (the “Advisory Agreement”) with Pax World Funds to provide investment advisory services to four (4) series of Pax World Funds: ESG Managers Conservative Asset Allocation Fund, ESG Managers Moderate Asset Allocation Fund, ESG Managers Growth Asset Allocation Fund and ESG Managers Aggressive Growth Asset Allocation Fund (each, a “Fund” and collectively, the “Funds”);

WHEREAS, Pax wishes to retain Lead Sub-Adviser to provide asset allocation and portfolio construction services to the Funds and Lead Sub-Adviser is willing to provide such services upon the terms and conditions set forth below; and

WHEREAS, Lead Sub-Adviser is an investment adviser registered as such with the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree as follows:

1.                                       Services.  Lead Sub-Adviser shall provide the following services (the “Services”) on an ongoing and continuous basis:

(a)   Consistent with the investment objectives, policies and restrictions applicable to the Funds as stated in the then-current registration statement of the Funds on Form N-1A, as filed with the SEC (the “Registration Statement”), Lead Sub-Adviser shall direct the asset allocation strategy and the investment decisions to implement such strategy for the Funds.

(b)   With respect to each of (i) the sub-advisers that have entered into a sub-advisory agreement with Pax (each, a “Sleeve Sub-Adviser”) to manage a portion of a Fund’s assets allocated to such Sleeve Sub-Adviser (the “Allocated Assets”) from time to time and (ii) the third-party advised registered open end investment companies or series thereof (collectively, the “Underlying Funds”) listed in the Registration Statement as funds in which the Funds may invest from time to time, Lead Sub-Adviser shall use its methodology to determine, in its sole discretion, on behalf of each Fund (A) the amount of assets of each Fund, if any, that shall be designated by Portfolio Construction Manager as Allocated Assets, and (B) the amount of assets of each Fund, if any, that shall be invested in each Underlying Fund.  Lead Sub-Adviser shall also determine what portion of each Fund’s portfolio, if any, shall be held in U.S. Government securities, short-term commercial paper or other assets, such as cash.

(c)   Lead Sub-Adviser shall recommend to Pax potential Underlying Funds for inclusion in the Registration Statement.

(d)   Lead Sub-Adviser shall (i) recommend to Pax potential sub-advisers to be added as Sleeve Sub-Advisers, and (ii) when it believes it is warranted, recommend the termination of Pax’s sub-advisory agreements with Sleeve Sub-Advisers; however, for avoidance of doubt, Pax acknowledges and agrees that in both cases, it has final decision making authority and that with regard to termination recommendations offered pursuant to clause (ii) above, if Pax upon its own review and analysis, concurs with Lead Sub-Adviser’s recommendation, Pax is solely responsible for terminating the sub-advisory agreement in accordance with the termination section of that sub-advisory agreement.

(e)   Lead Sub-Adviser shall communicate to Pax and the Pax World Funds’ custodian (as identified in the Registration Statement) instructions (including, but not limited to, trade instructions) that are a result of its investment decisions, including rebalancing/reallocation determinations.

(f)    Lead Sub-Adviser shall furnish to Pax World Funds Board of Trustees (the “Trustees”) periodic and special reports (including any statistical information) on the investment performance of the Funds and on the performance of its obligations under this Agreement and shall supply such additional reports and information as Pax or Trustees reasonably request.  Lead Sub-Adviser shall cause its officers to attend meetings, either in person or via teleconference, of the Board and furnish such oral or written reports as the Trustees or officers of Pax reasonably request.  Pax and/or the Trustees shall provide Lead Sub-Adviser with at least fifteen (15) business days advance written notice of such requests.

Lead Sub-Adviser is solely responsible for the Services, and it understands and agrees that Pax is not responsible for, and shall not review, the day-to-day investment activities of Lead Sub-Adviser with respect to any Fund.

Lead Sub-Adviser shall not vote proxy statements on behalf of the Funds.  Proxy statements received by the Funds shall be voted by Pax (or by one or more Sleeve Sub-Advisers), in accordance with the then-current proxy voting policies and procedures of Pax.

2.                                       Non-Public Information.  In the course of providing the Services, Lead Sub-Adviser may obtain from the Funds’ custodian, Pax or its affiliates information concerning portfolio holdings of the Underlying Funds that may be deemed to be material and non-public (“Confidential Information”).  Lead Sub-Adviser represents, warrants and agrees that any Confidential Information shall be used by Lead Sub-Adviser solely for purposes of Lead Sub-Adviser’s analysis and/or provision of the Services to the Funds.  Lead Sub-Adviser represents, warrants and agrees that it shall not disclose any Confidential Information provided to Lead Sub-Adviser or its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants) (the “Representatives”), except as otherwise provided herein.  Lead Sub-Adviser represents, warrants and agrees that it shall not share or use the Confidential Information in any manner contrary to this Agreement or applicable law.  Lead Sub-Adviser further represents, warrants and agrees to limit access to the Confidential Information to its Representatives who on a need to know basis, are (i) authorized to have access to the Confidential Information, and (ii) subject to confidentiality obligations, no less restrictive than the confidentiality obligations contained in this Agreement.

3.                                       Proprietary Methodology.  Pax agrees not to (i) strip out data, methodology, and/or other intellectual property used by Lead Sub-Adviser in performing the Services by Lead Sub-Adviser, or (ii) use any of the foregoing for any purpose contrary to the terms and intent of this Agreement.  Pax agrees that it will have the restrictions noted in (i) and (ii) in its agreements with Sleeve Sub-Advisers.

4.                                       Compensation.

(a)   As consideration for the Services performed by Lead Sub-Adviser, Pax shall pay Lead Sub-Adviser the compensation set forth below with respect to each Fund, which compensation shall be payable monthly and prorated for any month during which this Agreement is not in force, at the annualized rate as follows:

Pax World Conservative Asset Allocation Fund	0.15%
Pax World Moderate Asset Allocation Fund	0.15%
Pax World Growth Asset Allocation Fund	0.15%
Pax World Aggressive Growth Asset Allocation Fund	0.15%

(b)   In addition, although Lead Sub-Adviser shall bear its own expenses except as specified herein, Pax shall reimburse Lead Sub-Adviser for certain of its reasonable disbursements directly related to this Agreement, including travel expenses and transportation, which reimbursements shall be made within thirty (30) days of receipt of an invoice in good order from Lead Sub-Adviser.  Lead Sub-Adviser acknowledges and agrees that all requests for reimbursement shall be billed to Pax at no more than Lead Sub-Adviser’s actual cost and itemized.  Lead Sub-Adviser agrees that any airfare charges shall be billed at standard non-refundable coach rates.

(c)   Pax shall bear its own expenses, including but not limited to those expenses allocated to Pax in this Agreement, all proxy voting expenses and brokers’ and underwriting commissions, if any, chargeable to Pax in connection with Lead Sub-Adviser’s provision of Services.

5.                                       Representations, Warranties and Undertakings.

(a)   Lead Sub-Adviser represents and warrants that:  (i) the Services it provides to Pax pursuant to this Agreement are formulated independently and that such Services are rendered in the best interest of the Fund, and without the input of Pax or any affiliate thereof; (ii) it, and its officers, directors, employees, associated persons and agents, possess all necessary licenses and registrations to enter into and perform this Agreement; (iii) with respect to its performance of the obligations arising under this Agreement, it complies in all material respects with all applicable laws, rules and regulations, including but not limited to the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and applicable state laws, and the Internal Revenue Code of 1986, as amended and the regulations issued thereunder (the “Code”); (iv) it treats confidentially and as proprietary information of the relevant Fund all records and information relative to that Fund, and shall not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by Pax, which approval shall not be unreasonably withheld and may not be withheld if Lead Sub-Adviser has received a regulatory or judicial order requesting such information, or when so requested by Pax; (v) it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and 204A-1 under the Advisers Act (the “Code of Ethics”) and, if it has not already done so, it shall provide Pax with a copy of such code of ethics, together with evidence of its adoption for review and approval by the Trustees; (vi) its duly authorized agent will, within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, certify to Pax that it has complied with the requirements of Rule 17j-1 during the previous year that there has been no material violation of the Code of Ethics, or, if such a violation has occurred, that appropriate action was taken in response to such violation; (vii) it is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as it provides the Services; (vii) it has provided Pax with a copy of its Form ADV Part II, which as of the date of this Agreement is its Form ADV Part II as most recently deemed to be filed with the SEC, and promptly will furnish a copy of all amendments thereto to Pax; (ix) it is not prohibited by the 1940 Act or the Advisers Act from performing the Services; (x) it has met and will seek to continue to meet for so long as this Agreement remains in effect, any federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency as necessary to be met in order to perform the Services; and (xi) it will promptly notify Pax of the occurrence of any event that would disqualify it from providing the Services.  Lead Sub-Adviser hereby agrees to indemnify Pax, the Funds and their officers, trustees/directors, employees, associated persons, agents and control persons, against any damages, losses, penalties, fines, fees or expenses (including reasonable attorney fees) resulting from any material breach of Lead Sub-Adviser’s representations and warranties set forth above.

(b)   Pax represents and warrants that: (i) it, and its officers, directors, employees, associated persons and agents, possess all necessary licenses and registrations to enter into and perform this Agreement; (ii) with respect to its performance of the obligations arising under this Agreement, it complies in all material respects with all applicable laws, rules and regulations, including but not limited to the 1940 Act, the Advisers Act, applicable state law and the Code; (iii) except as provided herein, Lead Sub-Adviser has no responsibility for the organization and operation of each Fund or for ensuring compliance with all applicable laws and/or regulations relating to Pax and the Funds; (iv) it is solely responsible for the monitoring and on-going due diligence of the parties Pax or the Funds contract with including, but not limited to, the Sleeve Sub-Advisers and custodian; (v) it is registered as an investment adviser under the

Advisers Act and will continue to be so registered for as long as this Agreement remains in effect; (vi) it has met and will seek to continue to meet in all materials respects for so long as this Agreement remains in effect, any federal or state requirements, as necessary to be met in order to maintain the organization and operation of each Fund: (vii) it will promptly notify Lead Sub-Adviser of the occurrence of any event that would disqualify or materially adversely impact the operation of any Fund; and (viii) it has received a copy Lead Sub-Adviser’s Form ADV Part II.  Pax hereby agrees to indemnify Lead Sub-Adviser, its officers, directors, employees, associated persons, agents and control persons, against any damages, losses, penalties, fines, fees or expenses (including reasonable attorneys’ fees) resulting from any material breach by Pax of such representations and warranties.

6.                                       Recordkeeping, Notification, Regulatory Approval and Provision of Certain Documents.

(a)   Lead Sub-Adviser agrees to maintain such books and records with respect solely to its Services as stated herein as are required by the 1940 Act, and to preserve such records for the periods and in the manner required by Rule 31a- 3 under the 1940 Act, as it may be amended from time to time or any successor rule adopted pursuant to the 1940 Act.  Lead Sub-Adviser also agrees that such records it maintains and preserves relating to Services as stated herein are the property of the relevant Fund, with the exception of books and records that Lead Sub-Adviser must maintain solely pursuant to Rule 204-2 of the Investment Advisers Act of 1940, and that copies shall be surrendered promptly to Pax or the Funds upon request, provided, however, that Pax shall have no ownership interest in any records that include information, data, or other material proprietary to Lead Sub-Adviser or any of its affiliates.  Lead Sub-Adviser further agrees that it shall furnish to regulatory authorities having the requisite authority any information or reports in connection with its Services hereunder which may be requested in order to determine whether the operations of the relevant Funds are being conducted in accordance with applicable laws and regulations.

(b)   Lead Sub-Adviser shall immediately notify Pax in writing in the event that Lead Sub-Adviser or any of its affiliates:  (i) becomes aware that it is subject to a statutory disqualification that prevents Lead Sub-Adviser from rendering products and Services pursuant to this Agreement; or (ii) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority.

(c)   Pax shall immediately notify Lead Sub-Adviser in writing in the event that Pax or any of its affiliates:  (i) becomes aware that it is subject to a statutory disqualification that prevents it from complying with its duties and obligations under this Agreement; or (ii) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority that affects its ability to comply with its duties and obligations under this Agreement.

(d)   Pax shall furnish to Lead Sub-Adviser copies of the following documents and shall furnish to Lead Sub-Adviser future material amendments and supplements to such documents, if any, as soon as practicable after such documents become available: (i) the charter documents of Pax World Funds; (ii) certified resolutions of the Trustees authorizing the appointment of Pax and Lead Sub-Adviser and approving the Advisory Agreement for each of the Funds and this Agreement; (iii) the Funds registration statement filed with the Securities and Exchange Commission (the “Registration Statement”); (iv) a copy of publicly available financial statement or report prepared for the Funds by certified or independent public accountants.  Pax also shall furnish to Lead Sub-Adviser any further documents, materials or information that Lead Sub-Adviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

7.                                       Trademarks.

(a)   With Lead Sub-Adviser’s review and approval, the following trademarks may be used in association with the Services:

Morningstar®

(b)   Use of Trademarks.  Each party must obtain the other party’s permission prior to any use of its name, logo, trademarks, or data.  Lead Sub-Adviser and Pax shall submit such materials to the other for its review and approval prior to any printing or dissemination.

8.                                       Notices and Disclaimers.  Unless the parties otherwise agree in writing, the following statement shall appear at least once on each piece of marketing material which references Lead Sub-Adviser, the Services, or Morningstar, Inc.:

[Copyright© [Insert date of publication].]  Morningstar Associates, LLC.  All Rights Reserved.  (use the foregoing copyright notice as applicable if Morningstar is the author of the piece or if the piece contains Morningstar’s data).  The information, data, analyses and opinions contained herein (a) include confidential and proprietary information of Morningstar Associates, LLC or, pursuant to a licensing agreement, Morningstar, Inc., and (b) may not be copied or redistributed for any purpose.  Past performance is no guarantee of future results.  Information contained herein that has been provided by Morningstar Associates, LLC reflects factual data proprietary to Morningstar Associates, LLC, or its affiliate, Morningstar, Inc.  Morningstar Associates, LLC serves as a Lead Sub-Adviser to certain Pax World Asset Allocation Funds and, as such, provides asset allocation and fund selection services for the Funds. Morningstar Associates, LLC strongly encourages you to obtain and review the Pax prospectus prior to making an investment decision.

9.                                       Advertising Standards Applicable.

(a)   Lead Sub-Adviser shall assist Pax in development of appropriate marketing materials with respect to the Funds.  Pax shall be responsible for any and all production, shipping and other like charges relating to these Pax marketing materials.  The details of these arrangements shall be mutually agreed upon by the parties.  Pax shall provide all advertising material (except such materials that do not mention Lead Sub-Adviser) to Lead Sub-Adviser for review and approval at least ten (10) business days prior to its publication, production or other dissemination, and shall not publish or disseminate such advertising material without Lead Sub-Adviser’s prior written consent, which shall not be unreasonably withheld.  If Lead Sub-Adviser does not respond within fifteen (15) business days after Pax sends such materials to Lead Sub-Adviser, Lead Sub-Adviser is deemed to have consented to the publication.

(b)   In addition, in its production of marketing material relating to the series of Pax, the following non exclusive standards apply:

(i)                                     If Lead Sub-Adviser is identified in marketing material, the marketing material shall clearly state that Lead Sub-Adviser provides certain services, as described in the Notices and Disclaimers provision of this Agreement.  Pax shall not use any trademarks of Morningstar, Inc. or Lead Sub-Adviser in a way that is likely to cause confusion regarding the provider of the Services.

(ii)                                  Marketing material shall not imply that the arrangements between Lead Sub-Adviser and Pax are “exclusive.”

(iii)                               Pax agrees that it or its affiliates, or an agent of the Funds shall submit all marketing material subject to this Agreement to the Financial Institutions Regulatory Association (“FINRA”) Advertising Department for review, as required by the rules of FINRA.  Pax agrees to use its best efforts to submit or cause the submission of all new marketing material relating to the Funds that mentions Lead Sub-Adviser to FINRA ten days prior to first use.  Pax further agrees that it or its affiliates shall provide to Lead Sub-Adviser a copy of any comment letter provided by FINRA’s Advertising Department to Pax or its affiliates in relation with such marketing materials.  Pax or its affiliates shall be responsible for all costs associated with filing and re-filing materials to FINRA’s Advertising Department and maintaining all records relating to marketing material, as required by FINRA.

10.                                 Financial Reports.  Pax shall furnish to Lead Sub-Adviser quarterly financial reports detailing the assets under management for the Funds.

11.                                 Liability and Indemnification.  Unless otherwise provided herein, Lead Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by Pax, the Funds or the shareholders of the Funds in connection with the matters to which this Agreement relates, except that nothing herein shall protect Lead Sub-Adviser from any liability to Pax, the Funds or the shareholders of the Funds resulting from a breach of fiduciary duty by Lead Sub-Adviser under the 1940 Act and other applicable laws and regulations with respect to the receipt of compensation for Services or from willful misfeasance, bad faith or gross negligence on the part of Lead Sub-Adviser in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.  Additionally, Lead Sub-Adviser shall not be liable for any errors, omissions, or any other performance failures or losses associated with such errors, omissions, or failures by those parties Pax has contracted with directly including, but not limited to, Sleeve Sub-Advisers and the custodian.

Lead Sub-Adviser shall indemnify and hold harmless Pax and the Funds from any and all third party claims, losses, expenses, obligations and liabilities (including reasonable attorneys’ fees) which arise or result from Lead Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from Lead Sub-Adviser’s reckless disregard of its obligations or duties under this Agreement.  In no case shall Lead Sub-Adviser be liable for actions taken or non-actions with respect to the performance of Services based upon specific information, instructions or requests given or made to Lead Sub-Adviser by Pax.  Additionally, Lead Sub-Advisor does not have any liability to Pax, the Funds or the shareholders of the Funds resulting from a breach of fiduciary duty by Pax or from willful misfeasance, bad faith or gross negligence on the part of Pax in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

12.                                 Approval, Termination and Survival.

(a)                                  Approval.  This Agreement has been approved by the Trustees, including a majority of the members of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Funds or any investment adviser to a Fund (“Independent Board Members”), by a vote cast in person at a meeting called for the purposes of voting on such approval, and shall become effective as of the date of this Agreement.

(b)                                 Termination.  Unless sooner terminated as provided herein, this Agreement shall continue for an initial term of two years.  Thereafter, if not terminated, this Agreement shall continue in effect for successive 12-month periods, provided, that such continuance is specifically approved at least annually (a) by the vote of a majority of the Independent Board Members, cast in person at a meeting called for the purpose of voting on such continuance, and (b) by the Trustees or by vote of a majority of the “outstanding voting securities” (as that term is defined in the 1940 Act) of the Funds; provided, however, that notwithstanding the foregoing, this Agreement may be terminated with respect to a Fund at any time without the payment of any penalty, on 60 days’ written notice to Pax and/or Lead Sub-Adviser, as appropriate, by (i) the Trustees, on behalf of the relevant Fund, (ii) vote of a majority of the outstanding voting securities of such Fund, (iii) Pax, or (iv) Lead Sub-Adviser.  This Agreement shall also immediately terminate in the event of its assignment as defined by the 1940 Act, as modified by any regulations or Exemptive Orders of the SEC, or as interpreted by applicable no-action positions of the staff of the SEC.

(c)                                  Survival.  In the event of termination of this Agreement, those paragraphs of this Agreement which govern conduct of the parties’ future interactions with respect to Lead Sub-Adviser having provided Services to the Fund for the duration of this Agreement, Sections 2, 3, 6, 7, 8, 11, 15, 19 and 20 of this Agreement shall survive such termination of this Agreement.

13.                                 Notices.  Any notice shall be sufficiently given when sent by certified U.S. mail, national expenses deliver service, or facsimile to the parties at the address below:

If to Pax:

Pax World Management Corp

30 Penhollow Street, Suite 400

Portsmouth, NH 03801

Attention:  Joseph F. Keefe

Telephone: 603-431-8022

Fax: 603-431-8732

If to Lead Sub-Adviser:

Morningstar Associates, LLC

22 West Washington Street

Chicago, Illinois 60602

Attention: D. Scott Schilling

Telephone: 312.696.6168

Fax:  312.696.6060

14.                                 Amendment of Agreement.  No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and an amendment of this Agreement shall be effective only upon the approval by the affirmative vote of a majority of the Trustees, including a majority of the Independent Board Members, cast in person at a meeting called for the purpose of voting on the approval of such amendment.  An amendment hereof applicable to any one Fund shall require the affirmative vote of a majority of the outstanding voting securities of that Fund, to the extent required by the 1940 Act and the rules or orders of the Securities and Exchange Commission (the “SEC”) issued thereunder.

15.                                 Governing Law.  This Agreement, and in the event of termination of this Agreement, those Sections that survive such termination of this Agreement under Section 12, shall be governed by the laws of the State of New Hampshire without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act.  To the extent that the applicable laws of the State of New Hampshire conflict with the applicable provisions of the 1940 Act, the latter shall control.  The Funds are series of the Pax World Funds, a Massachusetts business Trust.  Lead Sub-Adviser acknowledges receipt of the Declaration of Trust of the Pax World Funds and agrees that neither the Trustees nor the shareholders thereof shall have any personal liability to Lead Sub-Adviser hereunder or otherwise and that any claim brought by Lead Sub-Adviser against any Fund, its Trustees or its shareholders shall be satisfied exclusively out of the assets of that Fund.

16.                                 Headings.  The Section headings contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

17.                                 Confidentiality.  Lead Sub-Adviser shall maintain the strictest confidence regarding the business affairs of Pax and of the Funds.  Written reports furnished by Lead Sub-Adviser to Pax or the Funds shall be treated by such entities as confidential and for the exclusive use and benefit of Pax and the Funds except as disclosure may be required by applicable law.

18.                                 Severability.  Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement and, in the event of termination of the Agreement, those Sections that survive such termination of the Agreement under Section 12, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

19.                                 Interpretation.  Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

20.                                 Authorization.  Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

[Remainder of page intentionally blank — signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

Pax World Management Corp.		Morningstar Associates, LLC

By:	/s/ Joseph F. Keefe	By:	/s/ Patrick Reinkomeyer

Name:	Joseph F. Keefe	Name:	Patrick Reinkomeyer

Title:	President & CEO	Title:	President

[Signature Page to Asset Allocation Sub-Advisory Agreement]